Filed Pursuant to Rule 433
Registration Statement 333-259205

•	CUSIP: 78016NLE5
•	Trade Date: July 14, 2023 (expected)
•	Settlement Date: July 19, 2023 (expected)
•	Observation Date: July 17, 2024 (expected)
•	Early Redemption Date: July 22, 2024 (expected)
•	Valuation Date: July 14, 2026 (expected)
•	Maturity Date: July 17, 2026 (expected)
•	Term: 3 years, if not automatically called
•	Reference Basket: An equally-weighted basket (the "Basket") consisting of The PNC Financial Services Group, Inc. (“PNC”), U.S. Bancorp (“USB”) and Truist Financial Corporation (“TFC”)
•	Leverage Factor: 200%
•	Barrier Level: 70% of the Initial Basket Level
•	Percentage Change of the Basket: the sum of the Weighted Component Changes (as defined in the terms supplement) for each Basket Component.
•	Automatic Call Amount: At least 120% of the principal amount.
•	Receive a two-for-one positive return if the value of the Basket increases from the Trade Date to the Valuation Date.
•	Return of principal if the value of the Basket does not decrease by more than 30%.
•	Subject to 1% loss of the principal amount for each 1% that the value of the Basket decreases, if the value of the Basket decreases by more than 30% from the Trade Date to the Valuation Date.
•	The Notes will be automatically called for the Automatic Call Amount if the value of the Basket on the Observation Date is greater than or equal to the Initial Basket Level.
•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Your potential payment at maturity is limited.
•	Please see the following page for important risk factor information.
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Each investor will agree to treat the notes as a callable pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount for each 1% decline in the value of the Basket. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change)
In this case, you may lose some or all of the principal amount at maturity.

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123032907/brhc20055447_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose All or a Substantial Portion of Your Principal Amount, Depending Upon the Performance of the Basket.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	Owning the Notes Is Not the Same as Owning the Basket Components.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	Changes in the Value of One Basket Component May Be Offset by Changes in the Value of the Other Basket Components.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Components.
•	There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers.
•	Each of the Stocks Included in the Basket are Concentrated in a Single Sector.
•	Economic Conditions Have Adversely Impacted the Stock Prices of Many Companies in the Financial Services Sector, and May Do So During the Term of the Notes.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.